Exhibit 99.2

Contact:
Sean McHugh
Vice President
Investor Relations and Communications
sean.mchugh@swiftbrands.com
(970) 506-7490

SWIFT & COMPANY DOMESTIC PRODUCTION FACILITIES RESUME
OPERATIONS AFTER COMPLETION OF EMPLOYEE INTERVIEWS BY U.S.
IMMIGRATION OFFICIALS
GREELEY, COLO., December 13, 2006 — Swift & Company today announced the resumption of operations at all six facilities involved in yesterday’s U.S. Department of Homeland Security’s Immigration and Customs Enforcement (ICE) division operation related to an identity theft investigation allegedly involving employees at six Swift & Company production facilities, located in Cactus, Texas; Grand Island, Nebraska; Greeley, Colorado; Hyrum, Utah; Marshalltown, Iowa; and Worthington, Minnesota.
Operations at the affected Swift facilities were temporarily suspended yesterday while ICE officials questioned all Swift employees present in each respective plant. Approximately 1,300 workers were detained by ICE for further questioning. The Company was able to resume operations at all facilities the same day, but at reduced output levels.
All facilities continue to operate today on all shifts. Initial output levels are expected to be below normal levels over the short term. The Company anticipates no adverse long-term impacts to its operations and remains confident in its ability to serve customers.
No civil or criminal charges have been filed against Swift & Company.
About Swift & Company
With more than $9 billion in annual sales, Swift & Company is the world’s second-largest processor of fresh beef and pork. Founded in 1855 and headquartered in Greeley, Colorado, Swift processes, prepares, packages, markets, and delivers fresh, further processed and value-added beef and pork products to customers in the United States and international markets. Domestically Swift pays production employees more than twice the federal minimum wage, offers affordable and comprehensive health care benefits, and possesses industry-leading employee safety records. For more information, please visit www.swiftbrands.com.
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